EXHIBIT (a)(10)

TRUSTEE AUTHORIZATION TO ESTABLISH
ADDITIONAL SERIES OF SHARES
OF THE TIAA-CREF FUNDS

           In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, the undersigned Trustees of the Trust hereby establish the following eleven additional separate and distinct series of shares of the Trust:

Lifecycle Index 2010 Fund	Lifecycle Index 2040 Fund
Lifecycle Index 2015 Fund	Lifecycle Index 2045 Fund
Lifecycle Index 2020 Fund	Lifecycle Index 2050 Fund
Lifecycle Index 2025 Fund	Lifecycle Index Retirement Income Fund
Lifecycle Index 2030 Fund	Bond Index Fund
Lifecycle Index 2035 Fund

          Furthermore, each of the ten new Lifecycle Fund series shall be divided into the following three share classes: Institutional Class, Retirement Class and Premier Class. The new Bond Index Fund will be divided into four share classes: Institutional Class, Retirement Class, Premier Class and Retail Class.

          IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 12th day of May, 2009.

/s/ Forrest Berkley	/s/ Nancy L. Jacob
Forrest Berkley	Nancy L. Jacob

/s/ Nancy A. Eckl	/s/ Bridget A. Macaskill
Nancy A. Eckl	Bridget A. Macaskill

/s/ Eugene Flood, Jr.	/s/ James M. Poterba
Eugene Flood, Jr.	James M. Poterba

/s/ Michael A. Forrester	/s/ Maceo K. Sloan
Michael A. Forrester	Maceo K. Sloan

/s/ Howell E. Jackson	/s/ Laura T. Starks
Howell E. Jackson	Laura T. Starks